Exhibit 10.6

PROMISSORY NOTE

Spheric Technologies, Inc. agrees to pay to J H Realty the amount of $62,000.00 upon demand after March 31, 2008 for value received with no interest noted. This amount has been created by accruing rent in the amount of $48,000.00 due to Spheric Technologies during calendar year 2006 and 2007, and for including a prior note for $14,000.00 due to the same entity into this debt instrument. This liability is to be paid in US dollars or equivalent and should be considered a general obligation of the Company.

By:	/s/ Michael Kirksey
Michael Kirksey
Its:	Vice President
Date:	December 31, 2007